                                                                    EXHIBIT 10.1

                                 June 6, 2000



Mr. William E. Freeman                  The Statutory Creditors' Committee of
Chief Executive Officer                   Factory Card Outlet Corp. and Factory
Factory Card Outlet Corp.                 Card Outlet of America, Ltd. (the
2727 Diehl Road                           "Committee")
Naperville, IL 60563                      c/o Scott L. Hazan, Esquire
                                          Otterbourg, Steindler, Houston &
                                            Rosen, P.C.
                                          230 Park Avenue, 30th Floor
                                          New York, NY 10169


Dear Messrs. Freeman and Hazan:

     We have discussed with you and legal counsel for Factory Card Outlet Corp. and its wholly-owned subsidiary, Factory Card Outlet of America, Ltd. (collectively, "FCO"), a transaction which would enable FCO to emerge from its existing bankruptcy proceeding and continue in business going forward. This letter of intent (the "LOI") sets forth the agreement among Saunders, Karp & Megrue ("SKM"), FCO and the Committee concerning that transaction (for purposes hereof, the "Transaction") and will serve as the basis for preparation of the Definitive Agreement referred to below. Except as provided in Sections 8 and 12, below, our obligations hereunder will only be binding upon execution of the Definitive Agreement. The principal terms of the parties' agreement are as follows:

     1. Structure. FCO is currently a Debtor-in-Possession in Case No. 98-00685 in the United States Bankruptcy Court for the District of Delaware (the "Court"). SKM, either directly or through an entity it organizes (for purposes hereof, the "Buyer"), is prepared to contribute $19.5 million in cash in exchange for a 12% subordinated promissory note payable five and one-half years after the Closing (the "SKM Note"). Interest on the SKM Note will accrue on the outstanding principal balance of the SKM Note during its term and will be payable at maturity. The SKM Note may be prepaid in whole or in part at any time without premium or penalty. This right to prepayment shall be subject to certain mandatory prepayments with respect to the Junior Notes (as hereinafter defined) as described below. The cash will be exchanged for either substantially all of the assets of FCO or newly issued shares of common stock of Factory Card Outlet Corp. and Factory Card Outlet of America, Ltd. which represent a 90% ownership interest in that entity prior to any dilution as a result of stock options or future issuances of equity in the Buyer's discretion. The final form of the Transaction will be set forth in the Plan referred to below and will be determined following completion of SKM's due diligence referred to below.

     While the final use of the proceeds will be as provided in the Plan, we understand that the proceeds will be used approximately as follows:

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 2


          (a) An amount equal to approximately $1.25 million will be used to pay the fees and expenses of SKM;

          (b) An amount equal to approximately $3.5 million will be paid for administrative and priority claims, including cure amounts, taxes, and officer retention bonuses, but excluding professional fees and the fee payable to Avalon;

          (c) An amount not to exceed $1.7 million will be used to pay court approved professional fees, including a $680,000 fee payable to Avalon. To the extent that fees due to court appointed professionals other than Avalon exceed $1.0 million, then the cash portion of the Avalon fee payable as of the effective date of the Plan (up to an amount not to exceed $200,000) shall be reduced by the amount of such excess, which amount shall be applied to the payment of professional fees, and the remaining portion of the Avalon fee shall be payable pursuant to a promissory note acceptable to SKM;

          (d) $5.4 million will be distributed to holders of allowed unsecured claims as of the effective date of the Plan; and

          (e) The balance will be used to reduce the Debtor-in-Possession financing, the remaining unpaid balance of which shall be repaid pursuant to the Exit Financing referred to below.

The amount of unpaid professional fees for services rendered prior to the effective date of the Plan (including the Avalon fee) in excess of $1.7 million and any professional fees for court appointed professionals incurred for services subsequent to the effective date of the Plan (for services such as avoidance actions (which the parties have no current intention to pursue), objections to claims, and the like) shall be applied against the amount payable under clause (d), above. The Plan shall contain a mutually acceptable procedure for dealing with the payment of post confirmation fees and the maintenance of reserves for payment to the creditors consistent with this paragraph.

     In addition, the Buyer is prepared, either directly or through FCO, to offer to creditors, subject to the limitations set forth below, (i) a 10% ownership interest in the Buyer or FCO prior to any dilution as a result of stock options or future issuances of equity (the "Stock"), and (ii) subordinated promissory notes, in the aggregate principal amount $7.0 million, plus the amount (up to a maximum amount of $500,000) by which the amount payable under clause (d), above, is reduced by virtue of the payment of professional fees as identified above (the "Junior Notes"). The terms of the Stock and the Junior Notes are described in more detail below.

     2. Terms of Stock and Junior Notes. As you know, SKM requires that upon completion of the Transaction neither the Buyer nor FCO be or become a public company with public reporting obligations. Accordingly, it may require that the Stock be nontransferable (except in the case of a sale of stock of the company by SKM in which event the holders of the Stock

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 3


would have tag-along rights with SKM and except for any transfers by a holder to no more than one affiliate or any other exception that may be acceptable to SKM and described in the Definitive Agreement (described below) and the Plan) and that there be no more than 300 record holders of the Stock following the Closing (calculated in accordance with Rule 12g5-1 under the Securities Exchange Act of 1934, as amended). To the extent that there needs to be a convenience class of unsecured creditors to result in fewer than 300 record holders of the Stock after the Closing, SKM is prepared to have that class receive cash only, in lieu of cash, Stock and Junior Notes. The Junior Notes would (i) be subordinate in payment to payment of all secured debt and payment of the SKM Note, (ii) provide for cash interest to be paid annually at an annual rate of 12%, (iii) provide that all unpaid principal would be paid in a lump sum payment on the sixth anniversary of the Closing except to the extent otherwise provided in this paragraph, and (iv) be prepayable at any time without premium or penalty. To the extent that the business achieves earnings before interest, taxes, depreciation, amortization, and restructuring expenses and reserves (for purposes hereof "EBITDAR") of at least 90% of $27.2 million (which is the FCO's projected EBITDAR) for the fiscal year ended January 2005, the payment of the unpaid principal of the Junior Notes would be accelerated to the end of the fifth year after the Closing. In addition, the Junior Notes will be subject to certain limited mandatory prepayments (as hereinafter described) upon prepayment of the SKM Note. At the time of a prepayment of the SKM Note, the amount the Company determines available for prepayment will be added to the total amount of interest payments made on the Junior Notes as of that date (the "Sum"). The Sum will be allocated pro rata based upon the unpaid principal amount outstanding under the Junior Notes and the SKM Note. Prepayment will then be made based upon this allocation after reducing the payment to be made on the Junior Notes by the amount of interest paid on the Junior Notes through the date of the prepayment.

     3. Approval of this LOI. Within two business days from execution of this LOI, a motion shall be filed by FCO seeking authority for FCO to enter into this LOI, making the LOI binding and enforceable against FCO and binding on the Committee, and for approval of Sections 6 and 7 including, specifically, the Expense Reimbursement Amount and the Break-Up Fee referred to below (the "Motion"). FCO shall request an expedited hearing on the Motion to be held no later than June 29, 2000 (the "Approval Hearing"). An order in form and content reasonably satisfactory to SKM granting the Motion (the "Approval Order") shall be entered within five days of the Approval Hearing. The Committee shall support the foregoing.

     4. The Plan. Within a reasonable time after entry of the Approval Order, FCO will file a plan of reorganization (the "Plan"), approved by SKM and FCO, which will incorporate the final terms of the Transaction. To the extent SKM shall request, the Plan shall provide that it shall not be subject to any amendment which would adversely affect SKM without its express written consent. SKM reserves the right to be a co-proponent of the Plan if it so elects. The Plan shall provide that it shall not be subject to any amendment which would adversely affect unsecured creditors without the express written consent of the Committee.

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 4


     5. Due Diligence. Immediately following the entry of the Approval Order, SKM shall commence its final due diligence investigation of FCO and its business and assets. In connection therewith, FCO will make available to SKM and the Buyer all information relating to FCO's business and assets and the identity and nature of the claims of all third parties who assert claims against FCO, and FCO will provide reasonable access to the management and facilities of FCO so that SKM and the Buyer can conduct a business and legal due diligence investigation as to all matters pertaining to FCO's business, assets and liabilities. All information provided to SKM under this Section 5 shall be subject to the terms of the Confidentiality Agreement with FCO. Subject to receiving such documents and access, SKM is confident that it can complete its due diligence in three weeks. If, as a result of its due diligence investigation, SKM decides not to proceed with the Transaction, it shall have the right to terminate this LOI with no further obligation to FCO; provided, however, that if SKM receives all necessary cooperation of FCO and the Committee and full and unfettered access to all information as it requests, SKM may only exercise such right prior to a date which is 30 business days following entry of the Approval Order. If SKM terminates this LOI in accordance with the preceding sentence, it shall not be entitled to the Expense Reimbursement Amount or the Break-up Fee under Section 7, below.

     6. Buyer's Preferred Status. FCO acknowledges that it has spent considerable time and effort in seeking buyers or investors for its business. Both FCO and the Committee have concluded in their reasonable business judgment that the proposal set forth herein makes SKM and the Buyer the preferred buyer of FCO's business. Accordingly, commencing with the execution of this LOI and continuing until the consummation of the Transaction or the earlier termination of this LOI, neither the Committee nor FCO shall (and FCO will not permit any of its officers, directors or controlled affiliates to) solicit any commitments, agreements or understandings to or from any person, firm or corporation other than the Buyer or SKM regarding any sale or disposition of any of the assets (other than sales of inventory in the ordinary course of business), stock or business or any material portion thereof of FCO or any other transaction such as a merger involving FCO or proceed with any other proposal; provided, however, that to the extent either FCO or the Committee receives an unsolicited proposal from a third party, FCO and the Committee shall have the right to respond to inquiries regarding any alternative transaction by providing information that may be requested by any party considering such a transaction, subject to execution of an appropriate confidentiality agreement and may take such other action with respect thereto as may be required to satisfy their respective fiduciary obligations under applicable law. If either FCO or the Committee receives an unsolicited proposal (whether oral or written) for the purchase of FCO's assets, business or stock, FCO or the Committee shall promptly notify SKM of the substance of such unsolicited proposal.

     7. Expense Reimbursement and Break-up Fee. FCO and the Committee each understands that SKM will incur significant expenses in completing its due diligence and finalizing the Transaction and that SKM would not make this offer unless it was able to receive a reimbursement of expenses and a Break-up Fee in the event a third party was to complete a transaction with FCO. FCO and the Committee each also acknowledges that SKM has provided

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 5


a substantial benefit to the FCO's estate by, among other things, providing the means to implement a feasible Plan. To encourage SKM to make the offer set forth in this LOI and to compensate it for its due diligence and other expenses, FCO shall (a) reimburse SKM for all documented costs and expenses incurred in connection with this proposal, including without limitation, out-of-pocket expenses incurred by SKM, and expenses of attorneys, accountants and financial advisors (the "Expense Reimbursement Amount") in an amount not to exceed $1.0 million, and (b) pay SKM a break-up fee of $1.0 million (the "Break-up Fee"); provided, however, that neither the Expense Reimbursement Amount nor the Break-up Fee shall be payable in the event (i) SKM terminates this LOI as provided in
Section 5 or (ii) the Transaction does not close as a result of one of the conditions to the Closing which is outside the control of FCO not having been satisfied and FCO is otherwise in compliance with the terms of this LOI and the Definitive Agreement. The Expense Reimbursement Amount and the Break-Up Fee will each be earned upon the Court's approval of either a Plan of Reorganization which is not approved by SKM or an offer from a third party to buy substantially all of the assets, business or stock of FCO which, in either case, has the effect of precluding SKM or the Buyer from consummating the Transaction described in this LOI. The Expense Reimbursement Amount and the Break-up Fee shall be administrative claims allowed pursuant to Section 503(b) of the United States Bankruptcy Code (the "Code") which will have an administrative priority under Section 507(a)(1) of the Code, and shall be payable to SKM within 10 business days after the closing of the sale of assets to a third party or, if there is a plan of reorganization in connection with such third party transaction, upon the effective date of such plan.

     8. Definitive Agreement. Upon the execution of this LOI, FCO and SKM shall proceed in good faith to negotiate a definitive agreement (the "Definitive Agreement") and finalize the terms of the Plan, which shall embody the terms and conditions set forth herein, and the final terms and conditions of the Transaction. The Definitive Agreement shall constitute a contractually binding obligation of SKM and the Buyer and shall contain a mutually acceptable provision which will bind SKM in the event that SKM breaches the terms of the Definitive Agreement. The obligations of SKM, the Buyer and FCO to close this Transaction shall be subject to the conditions set forth below.

     9. Conditions to Closing. In addition to such terms and conditions as are customary and as may be set forth in the Definitive Agreement, the Definitive Agreement shall provide that both SKM's and the Buyer's obligation to complete the Transaction shall be subject to all of the following conditions and that FCO's obligation to complete the Transaction shall be subject to the conditions set forth in subsections (a), (b), and (d), below:

          (a) The parties shall have filed, if required by law, all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the waiting period provided for thereunder shall have expired or been terminated without order by the FCC or Justice Department and without a second request having been issued with respect thereto;

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 6


          (b) At the Closing, all assets of FCO shall be free and clear of any and all liens, encumbrances and rights of third parties, other than liens granted pursuant to the Exit Financing and other prepetition liens in the aggregate amount not to exceed $2.5 million (which amount is exclusive of the $3.5 million cash used to pay the claims described in Section 1(b) of this LOI);

          (c) There shall be no material adverse change in FCO's business between the date of the Definitive Agreement and the Closing;

          (d) Orders shall have been entered by the Court in form and content reasonably satisfactory to SKM and FCO (i) approving the Definitive Agreement, (ii) approving the disclosure statement filed in connection with the Plan, and (iii) confirming the Plan and authorizing the consummation of the Transaction;

          (e)  SKM and the Buyer shall have completed, to their satisfaction,
     (i) the assumption or in the event of an asset purchase, the assumption and assignment, of all store leases which the Buyer intends to assume in their entirety and (ii) satisfactory negotiations with respect to any store leases which the Buyer intends to modify (which leases shall be set forth in a schedule to the Definitive Agreement) and shall have rejected as executory contracts any store leases which the Buyer elects not to assume; and

          (f) SKM and the Buyer shall have completed, on terms and conditions satisfactory to them, the financing required to repay the unpaid Debtor-in-Possession financing and to provide working capital to the Buyer (the "Exit Financing").

     10. Representations and Warranties. Each of Factory Card Outlet Corp. and Factory Card Outlet of America, Ltd., by its execution hereof, represents and warrants to SKM that this LOI and all terms and conditions hereof, has been approved by the Board of Directors of such entity and upon its execution this LOI represents a valid and binding obligation of such entity enforceable in accordance with its terms, subject to approval by the Court. SKM, by its execution hereof, represents and warrants to FCO and the Committee that this LOI and all terms and conditions hereof, have been approved by all necessary action on the part of SKM and upon its execution this LOI represents a valid and binding obligation of SKM enforceable in accordance with its terms.

     11. Management Options. The Buyer will establish an option pool of 7% of the stock of the Buyer or FCO, which will be available to management of the Buyer. The options will have a five-year vesting schedule and a portion of the options will be retained for issuance after the Closing.

     12. Expenses. Except as set forth in Section 7 with regard to the Expense Reimbursement Amount and the Break-up Fee, each party hereto shall bear its own legal and accounting fees and other expenses, incurred by it in connection with the Transactions

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 7


contemplated hereby; provided, that either SKM or the Buyer shall pay the filing fee required under the HSR Act. Except for Avalon, which has been retained by FCO, each party represents to the other that it has not utilized the services of any broker or agent in connection with the Transaction and agrees to indemnify and hold harmless the other parties from and against any and all claims, actions, liabilities, expenses and losses, relating to any finders' or brokers' fees or other claims by any finder or broker engaged or purported to be engaged by the indemnifying party in connection with the Transaction.

     13. Timing. The terms of this LOI shall expire and be deemed void if (i) a signed copy of this LOI is not received by the SKM on or before 8:00 p.m., Eastern daylight time, on June 6, 2000, and (ii) the Approval Order is not entered within five business days of the Approval Hearing.

     14. Governing Law. To the extent that any matter set forth in this LOI is to be governed by state law, this LOI shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to choice of law provisions thereof.

     15. Counterparts. This LOI may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all of which shall together constitute one and the same instrument. Facsimile signatures are acceptable.

     16. Notices. Any notices to be given to FCO hereunder shall be in writing and shall be deemed delivered when sent by facsimile to FCO at 2727 Diehl Road, Naperville, Illinois 60163-2371, Attention: William Freeman, facsimile number
(630) 579-2501, with a copy to Richard Krasnow, Esq., Weil, Gotshal & Manges, LLP 767 Fifth Avenue, New York, New York 10153, facsimile number (212) 310-8007. Any notices to be given to the Buyer and/or SKM hereunder shall be in writing and shall be deemed delivered when sent by facsimile to Sanders, Karp & Megrue, 262 Harbor Drive, Stamford, Connecticut 06902, Attention: Conor Bastable, facsimile number (203) 708-6677, with a copy to Howard A. Schoenfeld, Esq., Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202, facsimile number (414) 273-5198. Copies of any notices given to FCO, the Buyer and/or SKM hereunder shall be delivered contemporaneously to Scott L. Hazan, Esq., Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York 10169, facsimile number (212) 682-6104.

Mr. William Freeman
Scott L. Hazan, Esquire
June 6, 2000
Page 8


     If the foregoing correctly sets forth our agreement, please evidence your approval by signing a copy of this LOI and returning it to the undersigned. We look forward to completing the Transaction outlined herein.

                                        Very truly yours,

                                        SAUNDERS, KARP & MEGRUE


                                        By: _______________________________
                                            Allan W. Karp

The foregoing terms and conditions are
accepted and agreed to this ____ day of
_____________, 2000.

FACTORY CARD OUTLET CORP.



By: ______________________
                   (Title)

FACTORY CARD OUTLET OF
AMERICA, LTD.



By: ______________________
                   (Title)

THE STATUTORY COMMITTEE OF
UNSECURED CREDITORS OF
FACTORY CARD OUTLET CORP. AND
FACTORY CARD OUTLET OF
AMERICA, LTD.



By: ______________________
                   (Title)